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                                                                   EXHIBIT 99.1



NEWS RELEASE



Federal Screw Works reports net sales for the second quarter and six months ended December 31, 2003, of $21,842,000 and $42,229,000 compared to net sales of $22,990,000 and $46,170,000 for the second quarter and six months ended December 31 of the prior year. Net earnings for the second quarter and six months ended December 31, 2003, were $103,000 and $115,000, or $0.07 per share and $0.08 per share compared to $122,000 and $583,000, or $0.08 per share and $0.39 per share, in the same periods of the prior year. The above per share amounts have been adjusted to retroactively give effect to a 5 for 4 stock split declared February 14, 2003, paid April 1, 2003.



FEBRUARY 4, 2004


Contact:
W. T. ZurSchmiede, Jr.
Chairman
586-443-4152